Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to and the inclusion of our reports entitled "Estimates of Reserves and Future Revenue to the RSP Permian, Inc. Interest in Certain Oil and Gas Properties located in Texas as of December 31, 2016", dated February 10, 2017, and "Estimates of Reserves and Future Revenue to the Silver Hill II Acquisition Interest in Certain Oil and Gas Properties located in Texas as of December 31, 2016", dated February 24, 2017, and data extracted therefrom (and all references to our firm) included in or made a part of RSP Permian, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, as well as the notes to the financial statements included therein. We hereby further consent to the incorporation by reference of said reports in the Registration Statements of RSP Permian, Inc. on Form S-3 (File No. 333-202823) and Form S-8 (File No. 333-193754).

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
February 27, 2017